Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

June 2, 2020

MEDIA CONTACT: Frederick Solomon

703-903-3861

Frederick_Solomon@FreddieMac.com

Freddie Mac Appoints Christian M. Lown Chief Financial Officer

McLean, Va. — Freddie Mac (OTCQB: FMCC) today announced the appointment of Christian M. Lown as Executive Vice President and Chief Financial Officer, effective June 15, 2020. Lown was previously EVP and CFO at Navient Corporation. He succeeds Donald F. Kish, who has served as Interim CFO since December 2019. Kish will continue serving as Senior Vice President, Corporate Controller and Principal Accounting Officer.

“We welcome Chris Lown to Freddie Mac. His demonstrated success as a chief financial officer and strong background in the debt and equity capital markets and in mergers and acquisitions will be invaluable as we prepare our company to exit conservatorship,” said Freddie Mac Chief Executive Officer David Brickman. “I want to thank Donnie Kish for his steady and selfless leadership of our finance function during this transition.”

At Navient, Lown was responsible for the accounting, corporate development, financial planning and analysis, investor relations, procurement, treasury, and vendor management functions.

“I am excited to join Freddie Mac as the company prepares for its next chapter and I look forward to working with such a talented management team and innovative company,” said Chris Lown.

Prior to joining Navient in 2017, Lown was Managing Director, Financial Institutions Group at Morgan Stanley, where he co-led the Global FinTech and North America Banks and Diversified Finance investment banking practices.

Lown holds an MBA from The University of Virginia’s Darden Graduate School of Business Administration, and a Bachelor of Arts from Lynchburg College.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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